99.1

Mesa Energy Holdings, Inc. Announces Executive Management

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH), an oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, announced today the composition of its executive management team. The Company is led by Chief Executive Officer, Randy M. Griffin, and a team of energy industry veterans with proven success in resource exploration and production of conventional and unconventional oil and gas resources.

“We have a great team in place and I look forward to working with our seasoned colleagues in successfully growing the Company”

“We have a great team in place and I look forward to working with our seasoned colleagues in successfully growing the Company,” said CEO of Mesa Energy Holdings, Randy M. Griffin. “We are excited and ready to implement our business plan to capture a market share in the fast growing natural gas sector.”

Mesa Energy Holdings’ Executive Management Team includes:

Chief Executive Officer, Randy M. Griffin

Griffin brings 35 years of broad business development and management experience to the Company. He will oversee the business and administrative activities of the Company as well as the direction of the ongoing effort to identify, acquire, and develop high-quality drilling and production prospects. From March 2001 until March 2003, Griffin was associated with a Dallas-based group of companies engaged in oil and gas exploration and development, pipeline development and construction, land management and lease acquisition. During that period, he served as President of Southwest Land Management, L.P., and Americo Gas Pipeline, LLC, where he was responsible for prospect and lease generation, land management and pipeline development. He also served as chief operating officer of an affiliate of those entities, Santa Fe Petroleum, LLC. Griffin graduated from East Texas State University in May 1975 with a degree in Finance and Business Management.

President and Director, Ray L. Unruh

Unruh is responsible for overseeing drilling operations. From March 1999 until March 2003, Unruh served as Vice-President of Santa Fe Petroleum, L.L.C. and President of its operating affiliate, TexTron Southwest, LLC. Unruh left Santa Fe Petroleum, LLC and TexTron Southwest, LLC, in March 2003 with Griffin to form and operate Mesa Energy, LLC. Previously, Unruh performed management and financial consulting services for Texas Northern Oil Company in the early 1990’s and Phoenix Resources, LLC from 1995 to 1998. He owned and operated Red River Energy and Supply Company, an oil field equipment company in the early 1980’s. Unruh attended Oklahoma State University, where he majored in Business Administration and Finance.

Executive Vice President of Oil & Gas Operations, David L. Freeman

Freeman has over 30 years experience in oil and gas operations, business development, and property transactions. He began his career with Shell Oil Company and was later hired by Gulf Oil/Chevron. Since that time Freeman has worked for a variety of E&P companies. From 2003 until July, 2005, Freeman worked as an acquisition consultant to Celebrex Energy, LLC. Early in his career, Freeman received extensive training in Electronics Technology and Business Management at Delgado Junior College, Port Sulphur Vo-Tech School, and Our Lady of Holy Cross College, as well as 500 hours of professional training in petroleum production operations at the Petroleum Institute of Technology (PETEX).

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.